Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) made as of the 24th day of April, 2012 between FRIENDFINDER NETWORKS INC., a Nevada corporation (the “Company”) having an office at 6800 Broken Sound Parkway, Suite 200, Boca Raton, Florida 33487  and MARC H. BELL (the “Executive”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement that became effective May 16, 2011 (the "Employment Agreement"); and

WHEREAS, the Company and Executive have agreed to amend and restate the Employment Agreement under the terms and conditions provided herein; and

WHEREAS, the Company desires to continue the Executive's employment and the Executive desires to accept such continued employment by the Company on the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.             Employment.  The Company hereby employs the Executive, and the Executive hereby accepts such employment by the Company, upon the terms and conditions set forth below.

2.             Term.  Subject to the provisions for termination herein provided, the Company and the Executive agree that the Employment Agreement initially became effective on May 16, 2011 (the “Effective Date”) and that this Agreement shall continue until March 29, 2017 (the “Term”), or until the Executive terminates employment in accordance with Section 5, if earlier.  Nothing in this Agreement, as amended and restated, shall be deemed to extend the Term of Executive's employment.

3.             Duties and Responsibilities.

3.1           During the Term, the Executive shall have the following positions with the Company: (a) commencing on March 30, 2012 through the close of business on June 30, 2012, the Executive shall have the position of Chief Executive Officer of the Company; and (b) commencing on July 1, 2012 through the remainder of the Term, the Executive shall have the position of Chief Strategy Officer and Co-Chairman of the Board of Directors of the Company (the “Board”).

3.2           At all times during the Term and in connection with the above positions, the Executive shall perform such executive duties and responsibilities commonly incident to such office as may be assigned to him from time to time by or under the authority of the Board, and, in the absence of such assignment, such duties customary to such offices as are necessary to the operations of the Company.

3.3           The Executive’s employment by the Company shall be full-time, and during the Term, the Executive agrees that he will devote his business time and attention, his best efforts, and all of his skill and ability to promote the interests of the Company, provided the Executive shall be permitted to engage in charitable and civic activities and manage his personal investments as long as such other activities (individually or collectively) (a) do not interfere with the performance of his duties or responsibilities under this Agreement and (b) do not injure the reputation, business or business relationships of the Company or any of its affiliates as reasonably determined by the Company in good faith.

3.4           The Executive shall be permitted to perform the services required by this Agreement from any location(s) selected by the Executive to the extent that the Executive has electronic access to the Company’s computer system from such location(s).

3.5           Nothing contained herein shall require the Executive to follow any directive or to perform any act which would violate any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority. The Executive shall act in accordance with all laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority.

4.           Compensation.

4.1           Base Salary.  Subject to Section 10 hereof, during the Term, the Company shall pay the Executive the following "Base Salary" in accordance with the Company's customary payroll practices as in effect from time to time (but in no event less frequently than monthly): the Executive shall receive a Base Salary of $500,000 per annum.  The Base Salary may be increased each fiscal year of the Company (the “Fiscal Year”) following the first anniversary of the date hereof at the rate of ten percent (10%) of the then current Base Salary, if permitted under the terms of the agreements governing the Company's indebtedness and obligations  (the “Indenture”).

4.2           Annual Stock Grant.  Subject to the Company's stockholders approving the FriendFinder Networks Inc. 2012 Stock Incentive Plan (the "Incentive Plan") at the 2012 annual stockholders' meeting and any subsequent stockholder approvals of incentive plans that are required in order to make the annual stock grants required by this Agreement (the “Stockholder Approval”), on the last day of each calendar quarter during the Term beginning with the calendar quarter commencing April 1, 2012(each an  “Equity Grant Date”), the Company shall grant to the Executive 62,500 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”), which shall be non-forfeitable and free of any restrictions on sale, transfer, assignment or other conveyance.  The Executive, at his election, may pay to the Company the withholding tax due on the grant of the Common Stock within the five business day period following the date of the grant or may instruct the Company to withhold that number of whole shares of Common Stock required to pay the minimum statutory withholding tax due with respect to the grant. In the event that Stockholder Approval has not been obtained as of an Equity Grant Date and as a result of the lack of such Stockholder Approval the Company is not able to award all or a portion of the equity that is required to be awarded pursuant to the Agreement (disregarding the Stockholder Approval requirement), if and when the Stockholder Approval is obtained, all equity that would have been granted to the Executive on any Equity Grant Date  (disregarding the Stockholder Approval requirement) prior to the Stockholder Approval shall be awarded within five (5) days of the Stockholder Approval (provided that such equity shall be reduced to the extent that the Company has provided compensation to the Executive in lieu of the equity pursuant to the following sentence).  In the event that Stockholder Approval is not obtained within three (3) months of the date of the Agreement (and/or within three (3) months of any date on which a subsequent Stockholder Approval is required in order to grant the equity under this Section 4.2), then the Company shall use its best efforts to provide other compensation to the Executive in order to put the Executive in the same economic position he would have been had Stockholder Approval been obtained within the requisite period.

4.3           Bonus. In addition to the Base Salary, the Executive will be eligible to receive (i) a performance bonus in respect of each Fiscal Year the Executive is employed by the Company during the Term of up to one hundred percent (100%) of the Base Salary in effect on the last day of the Fiscal Year plus (ii) one hundred percent (100%) of the dollar value of the quarterly Common Stock grants made to the Executive during the applicable Fiscal Year pursuant to Section 4.2 of the Agreement, determined based on the closing stock price of the Common Stock of the Company as of the date of the grants. The award of each year’s performance bonus, if any, shall be based upon the following performance criteria: (a) seventy-five percent (75%) based on the compensation committee's objective evaluation of revenue growth, successful integration of acquisitions, EBITDA growth and margin improvement, which shall be provided to the Executive in writing at the beginning of each Fiscal Year (and no later than January 31 of each Fiscal Year), and (b) twenty-five percent (25%) based on the compensation committee's subjective evaluation of the Executive’s performance.  Such determination shall be made after consultation with the Executive within sixty (60) days following the end of each Fiscal Year during the Term commencing with the Fiscal Year ended December 31, 2012.  For the Fiscal Year 2012, the criteria set forth above shall be evaluated commencing on the Effective Date.  The Executive must be employed by the Company through December 31 of the applicable Fiscal Year in order to receive a bonus with respect to such Fiscal Year.  Subject to Section 10 hereof, the Company shall pay any performance bonus payable hereunder within seventy-four (74) days following the end of the applicable Fiscal Year; provided, however, to the extent any portion of the bonus (the "Excess Bonus"), is not deductible by the Company pursuant to Section 162(m) of the Code, then such Excess Bonus shall not be paid to the Executive until the first day of the month following the date of Executive's termination of employment with the Company. The full performance bonus that may be awarded pursuant to this Section 4.2, as it may be increased from time to time in the discretion of the Board, shall be referred to herein as the “Bonus.”  The Bonus will be paid in cash.  In the event that as of the result of any Indenture effective as of the payment date of the Bonus, the Bonus cannot be paid in its entirety in the form of cash, the portion of the Bonus that cannot be paid in cash shall be paid in the form of Common Stock.  If such portion of the Bonus cannot be paid in the form of Common Stock because of the lack of available shares under the Company’s equity plans that have received Stockholder Approval, the Company shall use its best efforts to pay to the Executive such portion of the Bonus in a form permissible under the Indenture.  Notwithstanding the foregoing, in no event shall the foregoing provisions relieve the Company of its obligation to pay to the Executive the full Bonus provided under Section 4.3.

4.4           Stock Options.  Subject to availability under the Company's 2008 Stock Option Plan or obtaining the Stockholder Approval, the Company shall grant on the date of this Agreement an option to purchase 8,334 shares of common stock of the Company and shall grant an option to purchase 4,167 shares of common stock of the Company on April 3, 2013 and on each anniversary of April 3, 2013 during the Term (each such grant, an “Option”); provided, that, the Executive is employed by the Company on each such date.  The respective exercise price per share of each Option shall be no less than the fair market value of the underlying shares on the date the Option is granted.  The fair market value of the Company’s common stock shall be determined based on the closing price on the trading day immediately before the grant date.  Subject to accelerated vesting provisions set forth in Section 6 herein, each Option shall vest as to twenty percent (20%) of the shares subject to such Option on the first anniversary of the grant of such Option and as to twenty percent (20%) of the shares subject to such Option on each anniversary thereafter, subject to the Executive’s continued employment with the Company on the relevant vesting dates.  In all other respects, each Option shall be subject to the terms, definitions and provisions of the Company’s 2008 Stock Option Plan, as amended from time to time, and the stock option agreement by and between the Executive and the Company.

4.5           Restricted Stock.  Subject to availability under the Company's 2009 Restricted Stock Plan or obtaining the Stockholder Approval, on May 16, 2012 and on each anniversary of such date thereafter during the Term, the Company shall issue to the Executive 2,500 shares of restricted stock (the “Restricted Stock”); provided, that, the Executive is employed by the Company on each such anniversary date, which stock the Executive shall not sell, transfer, assign or otherwise convey prior to the third anniversary of the date such Restricted Stock is issued.  In the event that the Executive ceases to be employed by the Company, except for termination of the Executive’s employment under Certain Circumstances or due to the Executive’s death, “disability” (as defined under the FriendFinder Networks Inc. 2009 Restricted Stock Plan) or termination of the Executive’s employment upon the expiration of the Term, the Company shall have the right to repurchase any Restricted Stock issued less than three years prior to the date of such termination at the fair market value of the Restricted Stock on the date such Restricted Stock was issued.  The Company shall provide written notice to the Executive of its intention to exercise such repurchase right no later than five (5) days after the date of termination of employment and the repurchase of the Restricted Stock shall be consummated within ten (10) days of such notice.

For purposes of this Agreement, “Certain Circumstances” shall mean the termination of the Executive’s employment (i) by the Company Without Cause (as defined in Section 5.1); or (ii) by the Executive for Good Reason (as defined in Section 5.2); or (iii) as a result of a Change in Control (as defined in Section 6).

4.6           Share Adjustment.  All share amounts contemplated in Sections 4.2, 4.3, 4.4 and 4.5 are subject to appropriate adjustment in the event of a stock split, reverse stock split, merger, recapitalization and similar transactions which may take place after the date hereof.

4.7           Expenses.  The Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive, accompanied by vouchers therefore in accordance with the Company’s policies, in the course of providing management services to the Company or in connection with otherwise performing services under this Agreement. In addition, the Company will reimburse the Executive for reasonable attorneys fees paid to one law firm for representing the Executive in negotiating this Agreement.

4.8           Vacation.  The Executive shall be entitled to paid vacation, as well as paid holidays and paid time off according to the Company policy in effect from time to time.

4.9           Benefits.  During the Term of this Agreement, the Executive shall be eligible to participate in each of the Company’s existing or future benefit plans, policies or arrangements maintained by the Company and made available to employees generally, as well as all such existing or future benefit plans, policies or arrangements maintained by the Company for the benefit of executives. Except as specifically provided for herein, no additional compensation under any such plan, policy or arrangement shall be deemed to modify or otherwise effect the terms of this Agreement.

4.10           D&O Insurance Coverage.  The Company shall cover Executive in its standard D&O insurance policy, under the current limits and evidence in place and shall provide written evidence of such coverage upon request by the Executive; provided that the limits shall be no less than $10 million per defined loss, and $10 million in total coverage.

4.11           Indemnification Agreement.  It is hereby agreed between Executive and Company that Executive’s Indemnification Agreement entered into as of April 21, 2009 and attached hereto as Exhibit 1 shall remain in full force and effect in accordance with its terms.

5.           Termination.

5.1           Termination by the Company for Cause. The Company may terminate the Executive’s employment and this Agreement at any time during the Term for Cause, effective immediately upon written notice to the Executive of such termination.  For purposes of this Section 5.1, “Cause” shall mean: a willful failure or refusal on Executive’s part to perform Executive’s duties under this Agreement, or a willful failure or refusal to carry out the lawful directions of the Board; willful gross misconduct, willful dishonesty or fraud on Executive’s part in connection with Executive’s employment, regardless of whether it results in economic harm to the Company or its subsidiaries or affiliates; or a material breach by the Executive of any provision of this Agreement.  No termination of the Executive’s employment hereunder by the Company for Cause shall be effective as a termination for Cause unless the provisions of this Section shall first have been complied with.  The Executive shall be given written notice by the Board, with such notice stating in reasonable detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based.  The Executive shall have ten (10) days after receipt of such notice to fully cure such alleged violation, if possible.  If he fails to cure such alleged violation within such ten (10) day period, the Executive shall then be entitled to a hearing in person (together with counsel) before the full Board.  If after such hearing, the Board gives written notice to the Executive confirming that a majority of the members of the full Board voted after the hearing to terminate him for Cause, the Executive’s employment shall thereupon be terminated for Cause.  For purposes hereof, no act or omission shall be deemed to be “willful” if such act or omission was taken (or omitted) in the good faith belief that such is in the best interests of, or not opposed to the best interests of, the Company or if such act or omission resulted from the Executive’s physical or mental incapacity.

5.2           Termination by the Company Without Cause.  The Company may terminate the Executive’s employment and this Agreement without Cause upon thirty (30) days’ prior written notice to the Executive.

5.3           Termination by the Executive for Good Reason.  The Executive may terminate his employment and this Agreement for Good Reason.  A resignation for “Good Reason” shall mean a resignation by the Executive of the Executive’s employment within sixty (60) days following the occurrence of any of the following events or the date that the Executive has actual knowledge of any of the events, if later:

(a)           Without the Executive’s written consent, a material change or reduction of his duties, title(s), position or responsibilities;

(b)           Without the Executive’s written consent, a significant reduction by the Company in the Base Salary or Bonus as in effect immediately prior to such reduction or a significant reduction or failure to provide the other compensation and benefits to Executive as set forth under this Agreement;

(c)           The Company’s breach of any provision in this Agreement; or

(d)           Without the Executive’s written consent, a requirement by the Company that the Executive relocate his office to a location more than one (1) mile from its then-current location or if the Company requires extensive travel above and beyond what Executive has customarily performed for the Company.

5.4           Voluntary Termination by the Executive Without Good Reason.  The Executive may voluntarily terminate his employment hereunder without Good Reason, upon not less than 60 days’ prior written notice to the Company.

5.5           Death.  The Executive’s employment and this Agreement shall automatically terminate upon the Executive’s death.

6.           Severance.

6.1           In the event of a termination of the Executive’s employment by the Company for Cause, by the Executive without Good Reason, due to the expiration of the Term or as a result of the Executive’s death, the Executive (or his estate, as applicable) shall be entitled to (i) his Base Salary earned but unpaid through and including the date of the termination of his employment, (ii) any unpaid bonus that is earned and accrued for any completed Fiscal Year (including but not limited to any Excess Bonus), (iii) any benefits or payments to which the Executive is entitled under any Company plan, program, agreement, or policy, and (iv) have forwarded to an email address specified by the Executive (or his estate) following his termination all emails sent to mbell@ffn.com, mbell@PMGI.com, Mbell@penthouse.com and any other email addresses used by the Executive while employed by the Company for a period of seven (7) years following the date of the Executive’s termination of employment (collectively, the “Accrued Amounts”).  In the case of the provision set forth above in Section 6.1(iv), the Executive shall be bound by the confidentiality obligations set forth in Section 9 herein for such applicable period of time and the Company may automatically cease forwarding such e-mails upon discovering that Executive has violated his confidentiality obligations. Additionally, the Company may cease forwarding such e-mails if the act of forwarding such e-mails would result in the Company violating any law.  Nothing in Section 6.1(iv) above shall prohibit the Company from shutting down a website, sever, domain name or taking any other related action which would result in the Company's inability to forward e-mails to the Executive if such decision was made by the Board in good faith.   For avoidance of doubt, absent a termination of employment in connection with a Change in Control pursuant to Section 6.3 the Executive shall not be entitled to any severance benefits pursuant to Section 6.2 if his employment is terminated by the Company for Cause, by the Executive without Good Reason or due to the Executive's death or the expiration of the Term; provided that, in the event that the Executive's employment is terminated by the Company for Cause or is terminated by the Executive without Good Reason (a "Discretionary Severance Event"), the Board (without the Executive's participation), in its sole and absolute discretion, may choose to pay the Executive an amount equal to the sum of the payments referred to in subsections 6.2(a) and (b) below, payable in twenty-four (24) monthly payments, beginning within sixty (60) days following the termination date.

6.2           In the event the Executive’s employment is terminated by the Company without Cause (which does not include termination due to expiration of the Term) or by the Executive for Good Reason during the Term, the Executive shall be entitled to the Accrued Amounts and, subject to the Executive’s signing, returning to the Company and not revoking a release of claims related to the Executive's employment with the Company, for the benefit of the Company, in the form provided by the Company and mutually agreed upon by the parties (the “Release”), the Executive shall be entitled to receive, and the Company shall be obligated to provide, the following cash severance benefits:

(a)           Payment to the Executive of an amount equal to the lesser of (i) 2.99 times (A) the Base Salary as of the date  of  termination plus (B) the value of 250,000 shares of Common Stock (determined based on the closing price of the Common Stock as of the date of termination) or (ii) the amount of Base Salary owed to the Executive for the remainder of the Term plus the value of the Common Stock to be granted to the Executive over the remainder of the Term (determined based on the closing price of the Common Stock of the Company as of the date of termination), in twenty-four (24) monthly payments, beginning within sixty (60) days following the termination date, as determined by the Company;

(b)           Payment to the Executive of an amount equal to one hundred percent (100%) of the Bonus opportunity actually earned for the Fiscal Year prior to the year of termination, if any; this amount shall be paid in twenty-four (24) monthly payments, beginning within sixty (60) days following the termination date, as determined by the Company;

(c)           Payment to the Executive of an amount equal to five (5) times the Executive’s Base Salary plus five (5) times the value of 250,000 shares of Common Stock (determined based on the closing price of the Common Stock of the Company as of the date of termination) less the amount determined pursuant to Section 6.2(a), to be paid in a lump sum within sixty (60) days following termination, as determined by the Company; and

(d)           The same level of health (i.e. medical, vision and dental) coverage and benefits as in effect for the Executive and his dependents on the day immediately preceding the date of termination of employment; provided, however that (i) the Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Code; and (ii) the Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), within the time period prescribed pursuant to COBRA. The Company shall continue to provide the Executive and his dependents with such health coverage at the Company's expense until the date the Executive and his dependents are no longer eligible to receive continuation coverage pursuant to COBRA;

(e)           All outstanding stock options, restricted stock and other awards granted under the Incentive Plan (the "Awards") shall immediately vest upon termination and the Executive shall be entitled to sell, transfer or otherwise convey all shares of stock received pursuant to the Awards as of the date of termination notwithstanding any provision in any award agreement to the contrary, subject to compliance with the federal securities laws.  Executive shall remain eligible to exercise his stock options through the expiration date of such stock options notwithstanding any provision in any stock option award agreement to the contrary.  Notwithstanding this subsection 6.2(e), however, Executive shall have the option, in his sole discretion, to elect to forgo the accelerated vesting of the Awards.

Notwithstanding anything else to the contrary in this Agreement, all severance and benefits provided in this Section 6.2 are subject to the Executive’s signing, returning to the Company and not revoking a release of claims related to the Executive's employment with the Company, for the benefit of the Company, in the form provided by the Company and mutually agreed upon by the parties (the “Release”) within 45 days following the date the Executive actually receives an execution copy of such Release.  The Company shall have no more than 15 days following the Executive's termination of employment to provide Executive with such release.  In the event the 60 day post-termination period, during which the payments referred to in subsections 6.2(a), 6.2(b) and 6.2(c) above or 6.3(a), 6.3(b) and 6.3(c) below are required to be made, begins in one taxable year of the Executive and ends in a second taxable year of the Executive, the payments referred to in subsections 6.2(a), 6.2(b) and 6.2(c) above or 6.3(a), 6.3(b) and 6.3(c) below shall be made in the second taxable year (and within such 60 day period).

6.3           In the event that the Executive's employment is terminated for any reason within 12 months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts and, subject to the Executive’s signing, returning to the Company and not revoking a release of claims related to the Executive's employment with the Company, for the benefit of the Company, in the form provided by the Company and mutually agreed upon by the parties (the “Release”), the Executive shall be entitled to receive, and the Company shall be obligated to provide, the following cash severance benefits:

(a)           Payment to the Executive of an amount equal to the lesser of (i) 2.99 times (A) the Base Salary as of the date  of  termination plus (B) the value of 250,000 shares of Common Stock (determined based on the closing price of the Common Stock as of the date of termination) or (ii) the amount of Base Salary owed to the Executive for the remainder of the Term plus the value of the Common Stock to be granted to the Executive over the remainder of the Term (determined based on the closing price of the Common Stock of the Company as of the date of termination), in twenty-four (24) monthly payments, beginning within sixty (60) days following the termination date, as determined by the Company;

(b)           Payment to the Executive of an amount equal to one hundred percent (100%) of the Bonus opportunity actually earned for the Fiscal Year prior to the year of termination, if any; this amount shall be paid in twenty-four (24) monthly payments, beginning within sixty (60) days following the termination date, as determined by the Company;

(c)           Payment to the Executive of an amount equal to five (5) times the Executive’s Base Salary plus five (5) times the value of 250,000 shares of Common Stock (determined based on the closing price of the Common Stock of the Company as of the date of termination) less the amount determined pursuant to Section 6.2(a), to be paid in a lump sum within sixty (60) days following termination, as determined by the Company; and

(d)           The same level of health (i.e. medical, vision and dental) coverage and benefits as in effect for the Executive and his dependents on the day immediately preceding the date of termination of employment; provided, however that (i) the Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Code; and (ii) the Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), within the time period prescribed pursuant to COBRA. The Company shall continue to provide the Executive and his dependents with such health coverage at the Company's expense until the date the Executive and his dependents are no longer eligible to receive continuation coverage pursuant to COBRA.

(e)           All outstanding Awards shall immediately vest upon termination and the Executive shall be entitled to sell, transfer or otherwise convey all shares of stock received pursuant to the Awards as of the date of termination notwithstanding any provision in any award agreement to the contrary, subject to compliance with the federal securities laws.  Executive shall remain eligible to exercise his stock options through the expiration date of such stock options notwithstanding any provision in any stock option award agreement to the contrary.

(f)           To the extent that severance benefits are payable under this Section 6.3, no benefits shall be payable under Section 6.2.

For purposes of this Agreement, a “Change in Control” shall mean:  (i) the direct or indirect acquisition, whether in one or a series of transactions by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or related persons (such person or persons, an “Acquirer”) constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), of (A) beneficial ownership (as defined in the Exchange Act) of issued and outstanding shares of stock of the Company, the result of which acquisition is that such person or such group possesses in excess of 50% of the combined voting power of all then-issued and outstanding capital stock of the Company, or (B) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the Board (or such other governing body in the event the Company or any successor entity is not a corporation); (ii) a merger or consolidation of the Company with a person or a direct or indirect subsidiary of such person, provided that the result of such merger or consolidation, whether in one or a series of related transactions, is that the holders of the outstanding voting stock of the Company immediately prior to the consummation of such transaction do not possess, whether directly or indirectly, immediately after the consummation of such merger or consolidation, in excess of 50% of the combined voting power of all then-issued and outstanding capital stock of the merged or consolidated person, its direct or indirect parent, or the surviving person of such merger or consolidation; or (iii) a sale or disposition, whether in one or a series of transactions, of all or substantially all of the Company’s assets.

6.4           In the event of the Executive’s death on or after he becomes entitled to severance hereunder, any severance not yet paid to the Executive as of the date of his death shall be paid to his estate.

6.5           Notwithstanding any other provision contained herein, if the Board (or its delegate) determines in its discretion that severance payments due under this Agreement are “nonqualified deferred compensation” subject to Section 409A of the Code and that the Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance issued thereunder, then such severance payments, to the extent that they are nonqualified deferred compensation subject to Section 409A of the Code shall be paid on the first payroll date of the seventh month following the month in which the Executive’s termination occurs.  For purposes of this Agreement, whether the Executive is a “specified employee” will be determined in accordance with written procedures adopted by the Board.

6.6           Notwithstanding any other provision contained herein, the Company shall establish an irrevocable grantor trust (the “Trust”) containing provisions which are the same as, or are similar to, the provisions contained in the model “rabbi trust” set forth in Internal Revenue Service Revenue Procedure 92-64 within sixty (60) days of the date of the Agreement.  Upon the earlier of the date that there is a Change in Control of the Company or the date the Executive terminates employment with the  Company pursuant to Section 6.2 of the Agreement, the Company shall make an irrevocable deposit into the Trust in an amount equal to the full severance benefits payable or potentially payable to the Executive pursuant to Section 6.2 (in the event there has not been a Change in Control as of the date of termination) or 6.3 (in the event that the there has been a Change in Control).  In the event that the amount of the severance benefits payable pursuant to Section 6.3 cannot be determined with certainty as of the date of the Change in Control, the Company shall make a good faith estimate of the severance benefits payable pursuant to Section 6.3 and shall make additional deposits to the Trust on a monthly basis if the severance benefits payable pursuant to Section 6.3 exceed the amount previously deposited in the Trust.  The Company shall pay all costs relating to the establishment and maintenance of the Trust and the investment of funds held in such Trust.  The severance benefits payable pursuant to Section 6.2 or Section 6.3, as applicable, shall be paid from the Trust unless the Company timely pays the severance benefits to the Executive.

6.7           In the event that as of the result of any Indenture effective as of the date of the Executive’s termination, the severance benefits payable pursuant to Section 6.2 or Section 6.3, as applicable, cannot be paid in their entirety in the form of cash, the severance benefits shall be paid in the form of Common Stock to the extent they cannot be paid in cash.  If that portion of the severance benefits cannot be paid in the form of Common Stock because of the lack of available shares under the Company’s equity plans that have received Stockholder Approval, the Company shall use its best efforts to pay to the Executive that portion of the severance benefits in a form permissible under the Indenture.  Notwithstanding the foregoing, in no event shall this Section 6.7 relieve the Company of its obligation to pay to the Executive the full benefits provided under Section 6.2 or Section 6.3, as applicable.

7.           Non-Competition.  Executive acknowledges that Executive’s employment with the Company will enable Executive to obtain, among other things, knowledge associated with the Company’s business and will also enable Executive to form certain relationships with individuals and entities with which the Company furnishes its products and/or services.  Executive further acknowledges that the substantial relationships with prospective and existing customers, goodwill and other valuable proprietary interests of the Company will cause the Company to suffer irreparable and continuing damage in the event Executive competes or assists others in competing with the Company during Executive’s employment and within two (2) years subsequent to the Executive’s notice of voluntary termination (other than for Good Reason) during the Term or a Discretionary Severance Event (if the Board chooses to make the payments described in Section 6.2 above).  Therefore, Executive agrees that during Executive’s employment and for a period of two (2) years from the date of notice in the event of voluntary termination (other than for Good Reason) during the Term or a Discretionary Severance Event (if the Board chooses to make the payments described in Section 6.2 above) (“Restrictive Period”), Executive will not, without the prior written consent of the Company, which consent may be withheld by the Company in its sole and absolute discretion, be employed directly or indirectly by a competitor of the Company, or otherwise engage directly or indirectly in any conduct, activity, or business that substantially competes with the business of the Company’s internet segment, as described in the Company’s registration statement on Form S-1 for its initial public offering, as of the date of effectiveness of such registration statement.  The phrase “directly or indirectly” shall include either as an individual or as a partner, joint venturer, employee, agent, executive, independent contractor, consultant, officer, director, stockholder, investor or otherwise.  Nothing herein shall preclude Executive from continuing to engage in the activities authorized by Paragraph 3.3 of this Agreement.  Executive further acknowledges that Executive’s continued employment with the Company and the payment of severance pursuant to Section 6 herein constitutes fair and adequate consideration for Executive’s agreement not to engage in such conduct during the Restrictive Period in the event of Executive’s voluntary termination (other than for Good Reason) or a Discretionary Severance Event (if the Board chooses to make the payments described in Section 6.2 above).  The geographic scope of the non-competition obligations of this paragraph includes anywhere in the world where the Company engage(s) in business or otherwise markets or sells its/their products or services (“Restricted Area”) in the provision of any services which are the same as, substantially similar to or competitive with the business and services which the Company was designing, developing, selling or providing, within the twelve (12) month period prior to the Employee’s termination of employment.  Notwithstanding the foregoing, in the event the Company shall fail to pay Executive any severance payments to Executive pursuant to Section 6 of this Agreement when due, Executive shall have no further obligations under this Section 7.  In the event that the Company files for bankruptcy or materially defaults on its secured debt, the Executive shall have no further obligations under this Section 7.

8.           Non-Solicitation.  Executive acknowledges that, because of Executive’s responsibilities at the Company, Executive has developed and will help to develop, and has been exposed to, the Company’s business strategies, information on customers and clients, and other valuable Proprietary Information, and that use or disclosure of such Proprietary Information in breach of this Agreement would be extremely difficult to detect or prove.  For purposes of this Agreement, “Proprietary Information” shall mean any and all trade secrets, confidential knowledge, data or any other proprietary information pertaining to any business of the Company or any of its clients, customers or consultants, licensees or affiliates.  By way of illustration but not limitation, “Proprietary Information” includes (a) inventions, ideas, improvements, discoveries, trade secrets, processes, data, programs, source code, web site designs, web site processes, knowledge, know-how, designs, techniques, formulas, test data, computer code, complaints, complaint processes and analysis, security procedures and processes, passwords, user ids, customer information, affiliate information, customer lists, affiliate lists, other works of authorship and designs whether or not patentable, copyrightable, or otherwise protected by law, and whether or not conceived or prepared by the Executive, either alone or jointly with others (hereinafter collectively referred to as “Inventions”); (b) information regarding research, development, new products and services, marketing plans and strategies, merchandising and selling, business plans, strategies, forecasts, projections, profits, investments, operations, financings, records, budgets and financial statements, licenses, prices and costs, suppliers and customers; and (c) identity, requirements, preferences, practices and methods of doing business of specific parties with whom the Company transacts business, and information regarding the skills and compensation of other employees of the Company and independent contractors performing services for the Company.  Executive also acknowledges that the Company’s relationships with its employees, customers, clients, vendors, and other persons are valuable business assets.  Therefore, Executive agrees as follows:

(a)           Executive shall not, for a period of one (1) year following Executive’s date of notice of voluntary termination (other than for Good Reason) or a Discretionary Severance Event (if the Board chooses to make the payments described in Section 6.2 above), directly or indirectly solicit, induce, recruit, or encourage any officer, director, or employee of the Company to leave the Company or terminate his or her employment with the Company.

(b)           Executive shall not, for a period of one (1) year following the Executive’s date of notice of voluntary termination (other than for Good Reason) or a Discretionary Severance Event (if the Board chooses to make the payments described in Section 6.2 above), for the purpose of selling products or services competitive with the Company’s, solicit any actual or prospective customer or client of the Company by using the Company’s Proprietary Information or trade secrets, or otherwise solicit such customers or clients by using means that amount to unfair competition.

Notwithstanding the foregoing, in the event the Company shall fail to pay Executive any severance payments to Executive pursuant to Section 6 of this Agreement when due, Executive shall have no further obligations under Section 8(a) and Section 8(b) hereto.  In the event that the Company files for bankruptcy or materially defaults on its secured debt, the Executive shall have no further obligations under this Section 8.

9.           Confidentiality. The Executive understands and acknowledges that in the course of his employment, he has had and will continue to have access to and will learn confidential information regarding the Company that concerns the technological innovations, operations and methodologies of the Company, including, without limitation, business plans, financial information, protocols, proposals, manuals, procedures and guidelines, computer source codes, programs, software, know-how and specifications, inventions, copyrights, trade secrets, market information, developments (as hereinafter defined), data and customer information (collectively, “Confidential Information”). The Executive recognizes that the use or disclosure of Confidential Information could cause the Company substantial loss and damages which could not be readily calculated, and for which no remedy at law would be adequate. Accordingly, the Executive agrees that during the period beginning on the date hereof and continuing in perpetuity thereafter, he shall keep confidential and shall not directly or indirectly disclose any such Confidential Information to any third party, except as required to fulfill his duties in connection with his employment by the Company, and shall not misuse, misappropriate or exploit such Confidential Information in any way. The restrictions contained herein shall not apply to any information which the Executive can demonstrate (i) was already available to the public at the time of disclosure, or subsequently became available to the public, otherwise than by breach of this Agreement or (ii) was the subject of a court order to disclose.

10.           Administration/Other Agreements.  Notwithstanding anything contained in this Agreement to the contrary, the Executive acknowledges and agrees that the Board, in its sole and absolute discretion, shall administer this Agreement in a manner that complies with Section 409A of the Code.

11.           Section 280G Gross-Up Payments.  If any of the payments under this Agreement ("Payment")  will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to the Executive in cash additional amounts (the "Gross-Up Payments") such that the net amount retained by the Executive after deduction from the Payment and the Gross-Up Payments of any Excise Tax imposed upon the Payment and any federal, state and local income tax and Excise Tax and any other tax imposed upon the Gross-Up Payments shall be equal to the original amount of the Payment, prior to deduction of any Excise Tax imposed with respect to the Payment.  The Gross-Up Payments are intended to place the Executive in the same economic position he would have been in if the Excise Tax did not apply.  The Gross-Up Payments shall be paid to the Executive when any Excise Tax relating to said Payment becomes due and payable, provided that such Gross-Up Payments shall not be paid later than the end of the calendar year next following the calendar year in which the Executive remits (or has remitted on his behalf) the related taxes to the appropriate tax authorities.

12.           Miscellaneous.

12.1           Notices.  All notices under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered with an acknowledgment of receipt or if mailed by first class registered or certified mail, return receipt requested, addressed to Company and to the Executive at their last known respective addresses, or to such other person or address as may be designated by like notice hereunder.  Any such notice shall be deemed to be given on the day delivered, if personally delivered, or on the third day after the mailing if mailed.

12.2           Parties in Interest.  The Executive shall not delegate his employment obligations under this Agreement to any other person.  The Company may not assign any of its obligations hereunder other than to any entity that acquires (by purchase, merger or otherwise) all or substantially all of the voting stock or assets of the Company, provided such acquirer promptly assumes all of the obligations hereunder of the Company in a writing delivered to the Executive.  In the event of a merger or other combination, or the sale or liquidation of business and assets, the Company shall use its reasonable best efforts to cause such assignee or transferee to promptly and expressly assume the liabilities, obligations and duties of the Company hereunder. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successor and permitted assigns, but no other person shall acquire or have any rights under or by virtue of this Agreement.

12.3           Further Assurances.  From and after the date of this Agreement, each of the parties hereto shall from time to time, at the request of the other party and without further consideration, do, execute and deliver, or cause to be done, executed and delivered, all such further acts, things and instruments as may be reasonably requested or required more effectively to evidence and give effect to the transactions provided for in this Agreement.

12.4           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws and decisions of the State of Florida applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws.  The parties hereby consent and agree to the exclusive jurisdiction of the state and federal courts in the County of Palm Beach, State of Florida in any lawsuit arising from or relating to this Agreement.

12.5           Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts and by facsimile, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  Facsimile signatures shall be considered originals for all purposes.

12.6           Severability.  The provisions of this Agreement are severable, and if any one or more provisions are determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

12.7           Entire Agreement; Modification; Waiver.  Except as otherwise specifically contemplated herein and in the Executive's Indemnification Agreement, this Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations and understandings, if any.  Neither this Agreement nor any of its provisions may be modified, amended, waived, discharged or terminated in whole or in part, except in writing, and signed by the parties.  No waiver of any such provision or any breach of or default under this Agreement shall be deemed or shall constitute a waiver of any other provision, breach or default.  No amendment of the Agreement may cause any amount payable to the Executive prior to the amendment to be includible in the Executive’s taxable income on any earlier date under the provisions of Code Section 409A as determined after the amendment.

13.           Section 409A Compliance.  It is intended that all benefits and compensation payable pursuant to this Agreement are exempt from or, alternatively, comply with Code Section 409A (and any legally binding guidance promulgated under Code Section 409A, including, without limitation, the Final Treasury Regulations), and this Agreement will be interpreted, administered and operated accordingly.  In the event that any provision of this Agreement is inconsistent with Code Section 409A or such guidance, then the applicable provisions of Code Section 409A shall supersede such inconsistent provision.  In accordance with the foregoing, the Executive shall not have a legally binding right to any distribution made to Executive in error.  Notwithstanding the foregoing, in no event will any of the Company, its parent, its or their respective subsidiaries, affiliates, or officers, directors, employees, or agents have any liability for failure of this Agreement to be exempt from or comply with Code Section 409A and none of the foregoing guarantees that the Agreement is exempt from or complies with Code Section 409A.  For all purposes under Code Section 409A, the Executive’s right to receive any payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.  A “termination of employment” under this Agreement shall mean a “separation from service” under Code Section 409A and Final Treasury Regulation 1.409A-1(h) and the default presumptions thereof.

Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred.  The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.  The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

14.           Attorney Fees.  In the event that either party is required to pursue claims or commence litigation to enforce their rights under this Agreement, or to defend against claims brought against them by the other party that are determined by a court to be without merit, the prevailing party shall be entitled to recover their reasonable attorneys' fees and costs.

15.           Tenure.  The Company acknowledges the tenure of Executive as an employee of the Company and his tenure and eligibility under the Company's policies and compensation and benefit programs applicable to employees.

[ signature page follows ]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

FRIENDFINDER NETWORKS INC. By: /s/ Ezra Shashoua Name: EZRA SHASHOUA Title: CHIEF FINANCIAL OFFICER EXECUTIVE: /s/ Marc H. Bell MARC H. BELL

[Signature Page to Marc H. Bell Employment Agreement]

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